Exhibit 99.1

Collegium Announces Closing of Agreement to License Rights to Commercialize Nucynta Franchise

•                  Establishes Collegium as a leader in responsible pain management

•                  Broadens portfolio of meaningfully differentiated products

•                  Immediately accretive, accelerates time to profitability

•                  Leverages Collegium’s existing commercial infrastructure

CANTON, Mass., January 10, 2018 (GLOBE NEWSWIRE) — Collegium Pharmaceutical, Inc. (Nasdaq: COLL) today announced that it has closed the transactions contemplated by its commercialization agreement (the “Agreement”) with Depomed, Inc. (“Depomed”) pursuant to which Collegium has the right to commercialize Nucynta® (tapentadol) Immediate Release and Nucynta® ER (tapentadol) Extended Release tablets in the United States.

“We are excited to add the Nucynta franchise to our product portfolio,” said Joe Ciaffoni, Collegium’s Chief Operating Officer. “We intend to fully integrate these products into our commercial organization over the first quarter of 2018.”

Commercial

• Collegium expects to support the Nucynta franchise with its existing retail and hospital field forces.

• High overlap with Collegium’s Xtampza ER target audience of approximately 10,000 pain specialists; 74% of Nucynta ER and 60% of Nucynta volume.

Financial

• The transaction is expected to be immediately accretive and to significantly increase product revenue.

Transaction Details

• Collegium has received an exclusive sublicense to commercialize Nucynta and Nucynta ER in the United States.

• Upon closing, Collegium paid an upfront license fee of $10.0 million, as well as a cash payment equal to $6.2 million for Depomed’s cost of inventory with greater than twelve months dating.

Advisors

• Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP and Pepper Hamilton LLP acted as legal advisors to Collegium.

About Collegium Pharmaceutical, Inc.

Collegium is a specialty pharmaceutical company focused on developing a portfolio of products that incorporate its proprietary DETERx® technology platform for the treatment of chronic pain and other diseases. The DETERx technology platform is designed to provide extended-release delivery, unique abuse-deterrent properties, and flexible dose administration options.

About Xtampza ER

Xtampza® ER is Collegium’s first product utilizing the DETERx technology platform. Xtampza ER is an abuse-deterrent, extended-release, oral formulation of oxycodone approved by the FDA for the management of pain severe enough to require daily, around-the-clock, long-term opioid treatment and for which alternative treatment options are inadequate.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. We may, in some cases, use terms such as “predicts,” “believes,” “potential,” “proposed,” “continue,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “should” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from the company’s current expectations. Management’s expectations and, therefore, any forward-looking statements in this press release could also be affected by risks and uncertainties relating to a number of other factors, including the following: our ability to realize the expected benefits of the transaction, including the ability to successfully commercialize the Nucynta franchise if and when the transactions contemplated by the Agreement close; our, and our counterparty’s, ability to fully perform our respective obligations under the Agreement; our ability to obtain and maintain regulatory approval of our products and product candidates, and any related restrictions, limitations, and/or warnings in the label of an approved product; our plans to commercialize our products and product candidates and grow sales of our products; the size and growth potential of the markets for our products and product candidates, and our ability to service those markets; the success of competing products that are or become available; our ability to obtain reimbursement and third-party payor contracts for our products; the costs of commercialization activities, including marketing, sales and distribution; our ability to develop sales and marketing capabilities, whether alone or with potential future collaborators; the rate and degree of market acceptance of our products and product candidates; changing market conditions for our products and product candidates; the outcome of any patent infringement or other litigation that may be brought against us, including litigation with Purdue Pharma, L.P.; our ability to attract collaborators with development, regulatory and commercialization expertise; the success, cost and timing of our product development activities, studies and clinical trials; our ability to obtain funding for our operations; regulatory developments in the United States and foreign countries; our expectations regarding our ability to obtain and adequately maintain sufficient intellectual property protection for our products and product candidates; our ability to operate our business without infringing the intellectual property rights of others; the performance of our third-party suppliers and manufacturers; our ability to comply with stringent U.S. and foreign government regulation in the manufacture of pharmaceutical products, including U.S. Drug Enforcement Agency compliance; our ability to retain key and management personnel; our expectations regarding the period during which we qualify as an emerging growth company under the JOBS Act; and the accuracy of our estimates regarding expenses, revenue, capital requirements and need for additional financing. These and other risks are described under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2016, and those risks described from time to time in other reports that we file with the SEC. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Contact:

Alex Dasalla

adasalla@collegiumpharma.com